EXHIBIT 21

Verizon Communications Inc. and Subsidiaries

Principal Subsidiaries of Registrant at December 31, 2013

Name	Jurisdiction of Organization

Verizon California Inc.	California

Verizon Delaware LLC.	Delaware

Verizon Florida LLC.	Florida

Verizon Maryland LLC.	Delaware

Verizon New England Inc.	New York

Verizon New Jersey Inc.	New Jersey

Verizon New York Inc.	New York

Verizon Pennsylvania LLC.	Delaware

GTE Southwest Incorporated (d/b/a Verizon Southwest)	Delaware

Verizon Virginia LLC.	Virginia

Bell Atlantic Mobile Systems LLC.	Delaware

Cellco Partnership (d/b/a Verizon Wireless)	Delaware

GTE Corporation	New York

GTE Wireless Incorporated	Delaware

MCI Communications Corporation	Delaware

Verizon Business Global LLC.	Delaware

Cranberry Properties LLC.	Delaware